August 7, 2015

State Street Institutional Investment Trust

P.O. Box 5049

Boston, Massachusetts 02206

Ladies and Gentlemen:

We are furnishing this opinion in connection with the proposed offer and sale by State Street Institutional Investment Trust, a Massachusetts business trust (the “Trust”), of Class A, Class I, and Class K shares of beneficial interest of State Street Small/Mid Cap Equity Index Fund (the “Fund”), and shares of beneficial interest of State Street Small/Mid Cap Equity Index Portfolio (the “Portfolio”), the Fund and the Portfolio each being a series of the Trust, pursuant to an amendment to the Trust’s Registration Statement on Form N-1A (No. 333-30810) (the “Registration Statement”) under the Securities Act of 1933, as amended. The Class A, Class I, and Class K shares of the Fund listed above and the shares of the Portfolio are sometimes referred to herein collectively as the “Shares.”

We have examined the Trust’s Amended and Restated Declaration of Trust dated April 14, 2014 (the “Declaration of Trust”) on file in the office of the Secretary of The Commonwealth of Massachusetts. We have further examined the Trust’s By-Laws and such other documents as we deem necessary for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

For purposes of this opinion, we have assumed that all Shares will be offered and sold on the terms, and that the Trust will receive for the sale of such Shares the consideration, set forth in the Registration Statement as in effect at the time of such sale, and that such consideration will be in each case at least equal to the applicable net asset value per Share. In addition, we have assumed that any and all conditions established by resolution of the Trustees to the authorization or issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

Based upon and subject to the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Class A, Class I, and Class K Shares of the Fund and Shares of the Portfolio, and that, when such Shares are issued and sold and the authorized consideration therefor is received by the Trust, such Shares will be validly issued, fully paid, and nonassessable by the Trust. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than The Commonwealth of Massachusetts.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust provides that shareholders shall not be subject to any personal liability for the acts or obligations of the Trust, and also requires that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust by the trustees or any trustee, by any officer or officers or otherwise shall give notice to the effect that the obligations of such instrument are not binding on shareholders. The Declaration of Trust provides that in case any shareholder or former shareholder shall be held to be personally liable solely by reason of his or her being or having been a shareholder of the Trust or of a particular series and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets of the series of which he or she is a shareholder or former shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. Thus, the risk of a shareholder of a series of the Trust incurring financial loss on account of such shareholder liability should be limited to circumstances in which the series itself would be unable to meet its obligations.

We consent to the filing of this opinion with and as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP